CERTIFICATE OF AMENDMENT OF

                         CERTIFICATE OF INCORPORATION OF

                               QUANTUM CORPORATION


         Quantum Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify that:

         The amendment to the Corporation's Certificate of Incorporation set forth in the following resolution was approved by the Corporation's Board of Directors and stockholders and was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         RESOLVED: That the first paragraph of Section 4 of the Certificate of Incorporation of this corporation is hereby amended to read in its entirety as follows:

                  "The total number of shares of all classes of stock which the corporation has authority to issue is Five Hundred Four
                  Million  (504,000,000)  shares,  consisting  of  Five  Hundred
                  Million (500,000,000) shares of Common Stock, $.01 par value (the "Common Stock"), and Four Million (4,000,000) shares of Preferred Stock, $.01 par value (the "Preferred Stock").

         IN WITNESS WHEREOF, QUANTUM CORPORATION has caused this Certificate to be signed and attested by its duly authorized officers this 29th day of April, 1997.


                                QUANTUM CORPORATION


                                By: /s/ Michael A. Brown
                                       Michael A. Brown
                                       President and Chief Executive Officer


ATTEST


By:  /s/ Andrew Kryder
   ------------------------
         Andrew Kryder
         Vice President, Corporate General Counsel
         and Assistant Secretary